Exhibit 99.1

Active Power Announces Strong Third Quarter 2008 Results

Record Revenues Grow 83 Percent from Prior Quarter; Reduced Operating Losses

AUSTIN, Texas (Oct. 24, 2008) – Active Power, Inc. (NASDAQ: ACPW) today announced results for its third quarter ended Sept. 30, 2008. Revenue for the third quarter was $12.4 million representing the highest quarterly revenue recognized in the company’s history. The $12.4 million in revenue for the third quarter was an 83 percent increase from the previous quarter and an increase of 51 percent from the same period last year. For the nine months ended Sept. 30, 2008, revenues were $26.8 million, compared to $23.4 million in 2007, an increase of 14 percent.

The net loss for the quarter was $4.1 million, or 7 cents per share, which included $1.5 million, or 2 cents per share, for an inventory impairment charge relating to the CoolAir product. This compared to a net loss of $4.4 million or 7 cents per share in the prior quarter, and a loss of $3.5 million, or 6 cents per share, for the same period last year. For the quarter, Active Power reported a gross profit margin of 9 percent and non-GAAP gross profit margin of 21 percent, compared to 14 percent in the previous quarter and 19 percent in the same period last year.

The decrease in cash and investments during the quarter was $2.4 million compared to a decrease of $3.2 million in the previous quarter and a decrease of $2.8 million in the same period last year. Of the cash and investments used during the third quarter, $1.4 million funded operating losses and the remaining $1 million was used to fund working capital to fulfill orders as the business continues to grow. Cash and investments at Sept. 30, 2008, were $11.8 million.

“Our strong performance this quarter is attributable to the order growth we have seen since the beginning of our second quarter,” said Jim Clishem, president and CEO of Active Power. “As previously indicated, we expected and are achieving strong revenue growth in the second half of this year. The improved performance was across all of our major markets and all of our sales channels. We expect to significantly build upon this momentum into the current quarter as well. The increasing market acceptance of our products is driven by our key solution differentiators of efficient, reliable and green. Our brand is becoming more recognizable as we are taking share from several competitors. With the prospect of continued economic uncertainty, increasing energy demand and client operating cost sensitivities, our solutions are simply more compelling to major data center operators or consumers of electricity to support mission critical operations.”

Business Highlights

•	Experienced substantial growth in revenues across all geographies with EMEA revenues increasing by 302 percent and Americas’ revenue increasing by 20 percent from the prior quarter.

•	Service revenues for 2008 were 40 percent higher compared to 2007 levels, which continue to reflect benefits of having a direct sales model in place and selling full turnkey solutions.

•	Shipped 2,000th flywheel, representing more than 500 megawatts of delivered power to customers.

•	Received more than $20 million in new customer orders during the third quarter and to date.

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Announced multiple sales orders for Megawatt Class CleanSource® UPS (uninterruptible power supply) systems and PowerHouse containerized solutions from global customers including a large U.S. based global Internet search provider, Sun Microsystems, Star Technology Services and a European based health care facility.

•	Direct sales accounted for 57 percent of total third quarter sales while indirect channels contributed 43 percent.

Outlook

Active Power expects fourth quarter 2008 revenues to be between $12 and $15 million. We also expect our fourth quarter operating profit, excluding depreciation and stock-based compensation, to be positive for the first time in the company’s 16-year history. Fourth quarter earnings per share are expected to be a loss of approximately 2 to 4 cents. Active Power expects its cash and investments balance to decrease in the fourth quarter by up to $3 million primarily to meet is working capital requirements.

Conference Call Details

Active Power will host a conference call today, Friday, Oct. 24, 2008, at 11:00 a.m. (ET), to further review third quarter 2008 results. Interested parties can listen via Web cast at http://www.videonewswire.com/event.asp?id=52363. A replay of the Web cast will be available until Nov. 7, 2008. Investors may access the live broadcast and replay via Active Power’s Web site at www.activepower.com.

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About Active Power

Active Power (NASDAQ: ACPW) provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in data centers, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements

This release may contain forward-looking statements that involve risks and uncertainties. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues and the acceptance of our current and new products by the power quality market. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo is a trademark of Active Power, Inc. All other trademarks are the properties of their respective companies.

Non-GAAP Gross Profit Margin

The company’s non-GAAP gross profit margin is its gross profit margin determined under GAAP adjusted to exclude the $1.5 million inventory impairment charge. Management believes the non-GAAP gross profit margin for third quarter 2008 represents a more meaningful number when comparing its gross profit margin against prior periods because of the non-recurring nature of the inventory impairment charge.

Active Power Investor Contact:	Active Power Media Contact:
John Penver	Lee Higgins
Chief Financial Officer	Public Relations Manager
512-744-9234	512-744-9488
jpenver@activepower.com	lhiggins@activepower.com

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

(unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
Product revenue	$10,193	$7,007	$22,033	$20,003
Service and spares revenue	2,255	1,227	4,741	3,386

Total revenue	12,448	8,234	26,774	23,389

Cost of product revenue	9,515	5,675	19,937	17,055
Cost of service and spares revenue	1,810	974	3,989	2,865

Total cost of revenue	11,325	6,649	23,926	19,920

Gross profit	1,123	1,585	2,848	3,469

Operating expenses:
Research and development	1,197	1,412	3,903	4,322
Selling and marketing	2,795	2,654	8,800	7,900
General & administrative	1,317	1,244	3,685	6,451

Total operating expenses	5,309	5,310	16,388	18,673

Operating loss	(4,186)	(3,725)	(13,540)	(15,204)

Interest income	68	207	322	567

Other income (expense)	3	6	207	55

Net loss	$(4,115)	$(3,512)	$(13,011)	$(14,582)

Net loss per share, basic & diluted	$(0.07)	$(0.06)	$(0.22)	$(0.28)
Shares used in computing net loss per share, basic & diluted	60,124	55,210	60,124	51,821

Comprehensive loss:
Net loss	$(4,115)	$(3,512)	$(13,011)	$(14,582)
Translation loss on subsidiaries in foreign currencies	(501)	217	(179)	111
Unrealized gain (loss) on investments in marketable securities	(4)	9	(6)	26

Comprehensive loss	$(4,620)	$(3,286)	$(13,196)	$(14,445)

ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	Sept. 30, 2008	December 31, 2007
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$9,717	$15,504
Short-term investments in marketable securities	1,302	6,581
Accounts receivable, net	8,728	5,177
Inventories	8,866	9,198
Prepaid expenses and other	463	540

Total current assets	29,076	37,000
Property and equipment, net	4,943	5,530
Long-term investments	800	407
Deposits and other	399	389

Total assets	$35,218	$43,326

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$4,400	$2,342
Accrued expenses	5,271	5,793
Deferred revenue	3,244	1,918
Revolving line of credit	1,000	—

Total current liabilities	13,915	10,053

Long-term liabilities	25	25
Stockholders’ equity:
Common stock	60	60
Treasury stock	(59)	(5)
Additional paid-in capital	259,910	258,630
Accumulated deficit	(238,412)	(225,401)
Other accumulated comprehensive income (loss)	(221)	(36)

Total stockholders’ equity	21,278	33,248

Total liabilities and stockholders’ equity	$35,218	$43,326